Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:    Corporate Contact:                        Investor Relations Contact:
         John Carlson, Exec VP & CF                                                                        John Nesbett / Jennifer Belodeau
                                    480-505-4869                                                                                                    Institutional Marketing Services (IMS)
                                                                                                                                                              203-972-9200

Alanco Receives NASDAQ Determination

(Scottsdale, AZ – December 30, 2010) – Alanco Technologies, Inc. (NASDAQ: ALAN), today announced the Company received a determination from Nasdaq on December 28, 2010 concerning Nasdaq’s belief that the Company has failed to maintain a majority of independent directors on its Board of Directors in violation of Nasdaq Rule 5605(b)(1), and had a non-independent director on its Nominating Committee in violation of Nasdaq Rule 5605(e)(1).  In particular, Nasdaq has determined that Donald E. Anderson, who served as a director from June 2002 until his resignation on October 4, 2010 and was a member of the Company’s Nominating Committee, should not have been classified as an independent director under Nasdaq Rule 5605(a)(2)(d).  The Company relied upon outside counsel who determined that the instrument representing the Company’s obligation to repay a long term loan by a Trust involving Mr. Anderson constituted a security and that the exception provided by Nasdaq Rule 5605(a)(2)(D)(i) applied.  Although there is no Nasdaq Rule or published interpretation to the contrary, Nasdaq staff determined that said obligation of the Company does not constitute a security for purposes of the exemption and that Mr. Anderson was therefore not independent.

Nasdaq also found that the Company’s violation does not appear to have been the result of a deliberate intent to avoid compliance and was based upon advise of outside counsel.  Therefore, the appropriate sanction is issuance of the Letter of Reprimand.  The Company has until its next Annual Meeting of Shareholders anticipated to occur in April 2011 to regain compliance with Nasdaq Rule 5605(b)(1).

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary.  StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or “Reefer” segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain.  For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS.  THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY’S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY’S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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